Exhibit 99.1

MARCH 1, 2005, 7:30 a.m. EST

Media:	Analysts:
Jacque Sir Louis (330) 849-8877	Tom O’Malley (330) 384-7109

FirstMerit Corporation Announces Non-Cash Impairment
Charge on Fourth Quarter and Full Year 2004 Earnings

     AKRON, Ohio, March 1, 2005— FirstMerit Corporation (Nasdaq: FMER) announced today a revision in fourth quarter and full year 2004 earnings based on an other-than-temporary non-cash impairment charge of $3.8 million after-tax, or $.05 per diluted share, on $25.0 million of Federal Home Loan Mortgage Corporation (“FHLMC”) and Federal National Mortgage Association (“FNMA”) perpetual preferred stock owned by FirstMerit. FirstMerit is recording this unrealized loss as an other-than-temporary impairment in accordance with generally accepted accounting principles (GAAP) for the fourth quarter of 2004. The decision is based primarily on the difficulty in accurately projecting the future recovery period of the securities. These investment grade securities are held as part of the available for sale portfolio; therefore, the unrealized losses have already been recorded as a reduction in other comprehensive income and no additional charges to capital are required.

     Earnings per diluted share for the fourth quarter and full year 2004 were impacted by the aforementioned $.05 reduction in fourth quarter. As a result, the revised full year 2004 net income is $103.2 million, or $1.21 per diluted share, instead of $107.0 million, or $1.26 per share, as originally reported on January 20, 2005. This compares with $121.0 million, or $1.42 per diluted share, for 2003. For the fourth quarter of 2004, FirstMerit reported revised net income of $28.4 million, or $0.33 per diluted share, instead of $32.1 million, or $0.38 per diluted share, as originally reported, compared with $6.5 million or $0.07 per share, for the prior-year quarter.

     These changes will be reflected in the financial statements and supplementary data filed with FirstMerit’s Form 10-K for the fiscal year ended December 31, 2004, which FirstMerit intends to file on or about March 7, 2005.

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FirstMerit Corporation (Nasdaq: FMER) is a diversified financial services company headquartered in Akron, Ohio, with assets of $10.1 billion as of December 31, 2004, and 162 banking offices in 24 Ohio and Western Pennsylvania counties. FirstMerit provides a complete range of banking and financial services to consumers and businesses through its core operations. Principal wholly owned subsidiaries include: FirstMerit Bank, N.A., FirstMerit Mortgage Corporation, FirstMerit Title Agency, Ltd., FirstMerit Credit Life Insurance Company, and FirstMerit Community Development Corporation.

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